EXHIBIT 99.1

Berkshire Hills Completes Commerce Bancshares Corp. Acquisition

PITTSFIELD, Mass., October 16, 2017. Berkshire Hills Bancorp, Inc. (NYSE: BHLB) has completed the acquisition of Commerce Bancshares Corp. and the merger of Commerce Bank & Trust Company into Berkshire Bank, effective at the close of business on October 13, 2017.

“We’re excited to officially welcome Commerce’s customers, employees and shareholders to the Berkshire family,” commented Chief Executive Officer, Michael Daly. “Commerce has a long standing reputation as a top quality financial institution as well as a strong community partner. We’re pleased to continue this tradition, while bringing Berkshire’s additional products and culture of energy and service to our new customers, employees and the communities in which they live and work. This acquisition marks a new chapter for Berkshire, taking us over $10 billion in assets and providing the catalyst to relocate our corporate headquarters to Boston. We’re well positioned for the opportunities that lie ahead of us and look forward to completing the systems integration in March 2018.”

Berkshire issued approximately 4.84 million common shares and 522,000 shares of non-voting convertible preferred stock as merger consideration in the stock for stock exchange detailed in the merger agreement. .Including the new shares issued, Berkshire’s outstanding common stock has increased to approximately 45.3 million shares, resulting in a market capitalization of approximately $1.8 billion.

Commerce's Chief Executive Officer, Brian W. Thompson, along with Chief Operating Officer, Michael J. Crawford, will serve as advisors to Berkshire and liaisons to the local community.

With this acquisition, Berkshire adds sixteen branches in the Worcester and Boston areas and becomes the largest regional bank headquartered in Massachusetts. The merger adds approximately $1.8 billion in assets, bringing the combined assets to $11.6 billion.

ABOUT BERKSHIRE HILLS

Berkshire Hills Bancorp is the parent of Berkshire Bank - America's Most Exciting Bank®. The Company has approximately $11.6 billion in assets, 113 full service branches in Massachusetts, New York, Connecticut, Vermont, New Jersey, and Pennsylvania providing personal and business banking, insurance, and wealth management services. The Company also offers mortgages and specialized commercial lending services in targeted national markets. For more information, visit www.berkshirebank.com.

FORWARD LOOKING STATEMENTS

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the anticipated effects of the merger between Berkshire and Commerce and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Berkshire and Commerce, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Berkshire is engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Berkshire files with the Securities and Exchange Commission.

CONTACTS

Investor Relations Contact:

Allison O’Rourke; Executive Vice President, Investor Relations Officer; 413-236-3149

Media Contact:

Elizabeth Mach; Senior Vice President, Marketing Officer; 413-445-8390